Exhibit (d)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of April 1, 2016, between XenoPort, Inc. (“XenoPort”) and Arbor Pharmaceuticals, LLC (“Arbor”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction between XenoPort and Arbor (referred to collectively as the “Parties” and individually as a “Party”), each Party has requested access to certain non-public information regarding the other Party and the other Party’s subsidiaries. (Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient.”) This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to section 3 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in section 12 below) will, at any time, directly or indirectly:

(a) make use of any of the Provider’s Confidential Information (as defined in section 11 below), except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Parties; or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in section 12 below).

The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement.

2. No Representations by Provider. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect, and the Recipient represents and warrants that neither the Recipient nor any of its Representatives is relying or will rely upon any representation, warranty or information except for those representations and warranties (if any) that are included in any Definitive Agreement.

3. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in section 1 above:

(i) the Recipient may disclose Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) subject to section 3(b) below, the Recipient may disclose Confidential Information of the Provider to any Representative of the Recipient, but only to the extent such Representative: (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible negotiated transaction between the Parties; and (B) has been provided with a copy of this Agreement and has agreed (for the express benefit of the Provider) to abide and be bound by the provisions hereof; and

(iii) subject to section 3(c) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by valid legal process.

(b) If the Provider delivers to the Recipient a written notice stating that certain Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in section 3(a)(ii) above, the Recipient shall not thereafter disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, then the Recipient will promptly provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives (and the expense of the Provider) will cooperate with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information of the Provider, and if the Recipient is advised by outside legal counsel that the disclosure of such Confidential Information is legally required, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their reasonable best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

4. Return of Confidential Information. Upon the Provider’s request, the Recipient and the Recipient’s Representatives will promptly (and in any event within 30 business days after receipt of a request) deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives (accompanied by a certificate executed on behalf of the Recipient confirming that all such Confidential Information and all copies thereof have been delivered to the Provider); provided, however, that, in lieu of delivering to the Provider any written Confidential Information, the Recipient may destroy such written Confidential Information and deliver to the Provider a certificate confirming their destruction. Notwithstanding the foregoing, one hard copy of such Confidential Information may be kept: (a) by the Recipient’s legal department or outside attorneys for archival purposes or as required by law, rule or regulation; and (b) by any other professional adviser of the Recipient as required by law, rule, regulation or professional standard. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this section 4, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this Agreement.

5. Limitation on Soliciting Employees. Each Party agrees that, during the period commencing on the date of this Agreement and ending on the eighteen-month anniversary of the date of this Agreement, it will not permit any of its Representatives (or any Representatives of any subsidiary of it) who is or becomes aware of the discussion of a possible transaction between the Parties to solicit for employment with such Party or any of its subsidiaries any employee of the other Party or any subsidiary of the other Party; provided, however, that this section 5 will not prevent a Party from causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party or its subsidiaries.

6. Standstill Provision. During the eighteen-month period commencing on the date of this Agreement (the “Standstill Period”), neither Party nor any of the other Party’s affiliated entities will, without the other Party’s consent, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in: (i) any acquisition of beneficial ownership of any securities of the other Party or any securities of any subsidiary or other affiliate of the other Party; (ii) any acquisition of any assets of the other Party or any assets of any subsidiary or other affiliate of the other

Party; (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the other Party or any subsidiary or other affiliate of the other Party, or involving any securities or assets of the other Party or any securities or assets of any subsidiary or other affiliate of the other Party; or (iv) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the other Party;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the other Party;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other Party;

(d) take any action that might require the other Party to make a public announcement regarding any of the types of matters set forth in clause “(a)” of this sentence;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause “(a)”, “(b)”, “(c)” or “(d)” of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in clause “(a)”, “(b)”, “(c)”, “(d)” or “(e)” of this sentence; or

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing.

Each Party represents and warrants to the other Party that, as of the date of this Agreement, neither such Party nor any subsidiary or other affiliated entity of such Party (nor any other Person in such Party’s capacity as a Representative of, or otherwise acting on behalf of or at the direction of, such Party) owns any equity, debt or other securities of the other Party or any direct or indirect options, warrants or other rights to acquire, or any securities convertible into or exchangeable for, any equity, debt or other securities of the other Party.

Notwithstanding anything to the contrary contained in this Agreement, if, at any time during the Standstill Period, any Person (other than a Party or any subsidiary or other affiliate of a Party) or group of Persons enters into an agreement with the other Party contemplating the acquisition (by way of merger, tender offer or otherwise) of more than 50% of the other Party’s outstanding securities, then this section 6, and all of such Party’s obligations set forth in this section 6, shall immediately terminate and cease to be of any further force or effect.

The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement.

7. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for a transaction involving either of the Parties will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Each Party reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving such Party and to modify any procedures relating to any such process without giving notice to the other Party or any other Person; (b) to reject any proposal made by the other Party or any of the other Party’s Representatives with respect to a transaction involving such Party; and (c) to terminate discussions and negotiations with the other Party at any time. Each Party recognizes that, except as expressly provided in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) the other Party and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) such Party will not have any rights or claims against the other Party or any of the other Party’s Representatives arising out of or relating to any transaction or proposed transaction involving the other Party.

8. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

9. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or any of its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party and the other Party’s Representatives, the reasonable legal fees incurred by the other Party and the other Party’s Representatives in connection with such litigation (including any appeal relating thereto).

10. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court is not available, the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the Court of Chancery or, if such court is not available, any state or federal court located in the State of Delaware; (c) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in the Court of Chancery or, if such court is not available, any state or federal court located in the State of Delaware has been brought in an inconvenient forum; (d) agrees that all claims in respect of any action, suit or proceeding arising out of or relating to this Agreement shall be heard and determined exclusively in such courts; (e) waives, to the fullest extent permitted by law, any immunity such Party may have acquired, or hereafter may acquire, from jurisdiction of any such court or from any legal process therein; and (f) agrees not to commence any action, suit or proceeding arising out of or relating to this Agreement other than in the Court of Chancery or, if such court is not available, any state or federal court located in the State of Delaware.

11. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is made available to the Recipient or any Representative of the Recipient by or on behalf of the Provider or any Representative of the Provider;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information of the type referred to in clause “(a)” of this sentence has been made available to the Recipient or any of its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives, provided that such source is not bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information.

12. Miscellaneous.

(a) For purposes of this Agreement, a Party’s “Representatives” will be deemed to include each Person that is or becomes: (i) a subsidiary or other affiliate of such Party; or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other affiliates.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(d) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(f) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(g) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Provider regarding the subject matter hereof.

(h) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

The Parties have caused this Agreement to be executed as of the date first written above.

XENOPORT, INC.		ARBOR PHARMACEUTICALS, LLC

By:	/s/ Thomas McCracken	By:	/s/ Leslie Zacks

Title:	Vice President and Associate General Counsel	Title:	Vice President, General Counsel, and Chief Compliance Officer